BARBARA K. CEGAVSKE Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:
Skookum Safety Solutions Corp.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:
30,000,000 shares of common stock, par value $0.001 per share

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
30,000,000 shares of common stock, par value $0.001 per share

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issue share of the same class or series:
10 shares will be issued for every 1 share issued and outstanding

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

7. Effective date of filing (optional):

8. Officer Signature: X /s/ Natalie M. Rydstrom